SUB-ITEM 77H

The following shareholders held greater than 25% of the outstanding shares of a series of the Series Trust as of October 31, 2012:

Fund	Shareholder
GMO GLOBAL EQUITY ALLOCATION SERIES R6	NATIONAL FINANCIAL SERVICES LLC
GMO GLOBAL ASSET ALLOCATION SERIES R6	MERCER TRUST COMPANY TTEE FBO ABBOTT
GMO INTL EQUITY ALLOCATION SERIES R6	THE NORTHERN TRUST COMPANY AS TRUSTEE

The following shareholders ceased to hold greater than 25% of the outstanding shares of a series of the Series Trust during the period April 30, 2012 through October 31, 2012:
Fund
Shareholder